[FHLBank Atlanta logo]

News Release
March 27, 2014

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Declares a 3.74% Dividend for Fourth Quarter 2013

ATLANTA, March 27, 2014 - The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved a dividend at an annualized rate of 3.74 percent for the fourth quarter of 2013.

“Based on the Bank’s strong financial performance and the strength of its shareholder partnerships, the Board is pleased to announce an increase in the dividend for the fourth quarter 2013,” said FHLBank Atlanta Chair of the Board of Directors, Donna C. Goodrich.

The dividend rate is equal to average three-month LIBOR plus 3.50 percent for the period of October 1, 2013, to December 31, 2013, an increase of 1.00 percent from the dividend rate of average three-month LIBOR plus 2.50 percent for the third quarter. The dividend payout is applicable to capital stock held during the period of October 1, 2013, to December 31, 2013. The dividend will be credited to shareholders’ daily investment accounts at the close of business on March 28, 2014.

If you have questions, please contact FHLBank Atlanta’s Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4.8 billion to the Affordable Housing Program.

* * * *

-- END --